Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces First Quarter 2025 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

First Quarter 2025 Summary

•Net income of $36.0 million, or $0.37 per diluted share
•Return on average assets of 0.80%
•Net interest margin expanded 4 bps to 3.06%
•Average cost of deposits decreased 14 bps to 1.65%, and spot cost of deposits of 1.61%
•Non-maturity deposits(1) increased $247.0 million to $12.60 billion, or 85.9% of total deposits
•Non-interest bearing deposits increased $210.1 million to $4.83 billion, or 32.9% of total deposits
•Total delinquency of 0.02% of loans held for investment
•Nonperforming assets to total assets of 0.15%, net loan recoveries of $343,000
•Tangible book value per share(1) increased to $20.98
•Common equity tier 1 capital ratio of 16.99%, and total risk-based capital ratio of 20.23%

Irvine, Calif., April 23, 2025 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $36.0 million, or $0.37 per diluted share, for the first quarter of 2025, compared with net income of $33.9 million, or $0.35 per diluted share, for the fourth quarter of 2024, and net income of $47.0 million, or $0.49 per diluted share, for the first quarter of 2024.

For the first quarter of 2025, the Company’s return on average assets (“ROAA”) was 0.80%, return on average equity (“ROAE”) was 4.87%, and return on average tangible common equity (“ROATCE”)(1) was 7.48%, compared to 0.75%, 4.61%, and 7.15%, respectively, for the fourth quarter of 2024, and 0.99%, 6.50%, and 10.05%, respectively, for the first quarter of 2024. Total assets were $18.09 billion at March 31, 2025, compared to $17.90 billion at December 31, 2024, and $18.81 billion at March 31, 2024.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “We delivered strong financial results in the first quarter, generating net income of $36.0 million, or $0.37 per share. These results demonstrate our ability to build on the momentum established in the second half of 2024, reflecting non-interest income growth and lower operating expenses. Notably, the cost of funds decreased 14 bps from the prior quarter to 1.74%, driving a four-basis point expansion in our net interest margin to 3.06%. Additionally, we maintained our strong capital levels, with our tier 1 common equity ratio at 16.99% and our total risk-based capital ratio at 20.23%, placing us among the top of our peers.

“We further strengthened our balance sheet with stable loan balances, higher new loan commitments, and strong non-maturity deposit growth. New loan commitments increased to $319.3 million, and non-maturity deposits increased by $247.0 million, or 8% annualized. Our deposit mix improved as noninterest-bearing deposits increased by $210.0 million, or 18% annualized, with noninterest-bearing deposits increasing to 33% of total deposits. These favorable trends translated to a 14 bps decrease in the cost of deposits to 1.65%, and our non-maturity cost of deposits improved 8 bps to 1.20%.

“The asset quality results for the first quarter remained strong across the board, reflecting the high credit quality of our client base. During the quarter, we had a provision reversal of $3.7 million and net recoveries of $343,000. Total delinquency decreased to $2.1 million, or just 0.02% of total loans. Our allowance for credit losses ratio, which stands at 1.46% of loans held for investment, remains at a healthy level and ranks in the top quartile relative to peers.

(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

“In recent years, we prioritized risk management while building strong levels of capital, liquidity, and reserves. This proactive approach has us well-positioned with significant optionality. I am incredibly proud of our team’s commitment to our clients and organization, I want to thank my colleagues for all their contributions, collectively and individually.”

FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024
Financial highlights (unaudited)
Net income	$36,021	$33,893	$47,025
Net interest income	123,367	124,532	145,127
Diluted earnings per share	0.37	0.35	0.49
Common equity dividend per share paid	0.33	0.33	0.33
ROAA	0.80%	0.75%	0.99%
ROAE	4.87	4.61	6.50
ROATCE (1)	7.48	7.15	10.05
Net interest margin	3.06	3.02	3.39
Cost of deposits	1.65	1.79	1.59
Cost of non-maturity deposits (1)	1.20	1.28	1.06
Efficiency ratio (1)	67.5	67.8	60.2
Noninterest expense as a percent of average assets	2.22	2.22	2.16
Total assets	$18,085,583	$17,903,585	$18,813,181
Total deposits	14,666,232	14,463,702	15,187,828
Non-maturity deposits (1) as a percent of total deposits	85.9%	85.4%	84.4%
Noninterest-bearing deposits as a percent of total deposits	32.9	31.9	32.9
Loan-to-deposit ratio	82.0	83.3	85.7
Nonperforming assets as a percent of total assets	0.15	0.16	0.34
Delinquency as a percentage of loans held for investment	0.02	0.02	0.09
Allowance for credit losses to loans held for investment (2)	1.46	1.48	1.48
Book value per share	$30.57	$30.65	$30.09
Tangible book value per share (1)	20.98	20.97	20.33
Tangible common equity ratio (1)	11.87%	11.92%	10.97%
Common equity tier 1 capital ratio	16.99	17.05	15.02
Total capital ratio	20.23	20.28	18.23
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) At March 31, 2025, 21% of loans held for investment include a fair value net discount of $31.3 million, or 0.26% of loans held for investment. At December 31, 2024, 22% of loans held for investment include a fair value net discount of $33.2 million, or 0.28% of loans held for investment. At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $123.4 million in the first quarter of 2025, a decrease of $1.2 million, or 0.9%, from the fourth quarter of 2024. The decrease in net interest income was primarily attributable to lower average interest-earning cash and investment securities balances and yields and two fewer days of interest. The decrease was partially offset by a favorable earning asset remix with $243.4 million of average loan growth.

The net interest margin for the first quarter of 2025 increased 4 basis points to 3.06%, from 3.02% in the prior quarter. The increase was primarily due to lower cost of funds.

Net interest income for the first quarter of 2025 decreased $21.8 million, or 15.0%, compared to the first quarter of 2024. The decrease was attributable to lower average interest-earning asset balances and yields, partially offset by lower average interest-bearing liabilities balances.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$882,266	$8,279	3.81%	$1,128,587	$12,000	4.23%	$1,140,909	$13,638	4.81%
Investment securities	3,483,680	30,526	3.51	3,524,467	32,182	3.65	2,948,170	26,818	3.64
Loans receivable, net (1) (2)	11,981,726	148,530	5.03	11,738,332	151,275	5.13	13,149,038	172,975	5.29
Total interest-earning assets	$16,347,672	$187,335	4.65	$16,391,386	$195,457	4.74	$17,238,117	$213,431	4.98

Liabilities
Interest-bearing deposits	$9,924,482	$59,573	2.43%	$9,978,164	$66,355	2.65%	$10,058,808	$59,506	2.38%
Borrowings	272,739	4,395	6.44	272,750	4,570	6.62	850,811	8,798	4.15
Total interest-bearing liabilities	$10,197,221	$63,968	2.54	$10,250,914	$70,925	2.75	$10,909,619	$68,304	2.52
Noninterest-bearing deposits	$4,710,940			$4,730,142			$4,996,939
Net interest income		$123,367			$124,532			$145,127
Net interest margin (3)			3.06%			3.02%			3.39%
Cost of deposits (4)			1.65			1.79			1.59
Cost of funds (5)			1.74			1.88			1.73
Cost of non-maturity deposits (6)			1.20			1.28			1.06
Ratio of interest-earning assets to interest-bearing liabilities			160.31			159.90			158.01
_______________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes fair value net discount accretion of $1.9 million, $2.7 million, and $2.1 million for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the first quarter of 2025, the Company recorded a $3.7 million provision reversal, compared to $814,000 provision reversal for the fourth quarter of 2024, and $3.9 million provision expense for the first quarter of 2024. The reversal of provision for credit losses for the current quarter was largely attributable to lower loan balances compared to the prior quarter, changes in the overall loan portfolio composition, and changes in economic forecasts.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Provision for credit losses
Provision for loan losses	$(3,562)	$(1,632)	$6,288
Provision for unfunded commitments	(143)	812	(2,425)
Provision for held-to-maturity securities	(13)	6	(11)
Total provision for credit losses	$(3,718)	$(814)	$3,852

Noninterest Income

Noninterest income for the first quarter of 2025 was $21.5 million, an increase of $1.5 million from the fourth quarter of 2024. The increase was primarily due to a $1.6 million increase in trust custodial account fees related to annual tax fees and a non-recurring $1.4 million increase in earnings on bank owned life insurance, partially offset by $1.0 million lower Community Reinvestment Act investment income.

Noninterest income for the first quarter of 2025 decreased $4.3 million compared to the first quarter of 2024. The decrease was primarily due to a $5.1 million gain on debt extinguishment resulting from an early redemption of a $200.0 million FHLB term advance during the first quarter of 2024, partially offset by a $1.6 million increase in earnings on bank owned life insurance.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Noninterest income
Loan servicing income	$447	$520	$529
Service charges on deposit accounts	2,629	2,766	2,688
Other service fee income	289	285	336
Debit card interchange fee income	834	886	765
Earnings on bank owned life insurance	5,772	4,382	4,159
Net gain from sales of loans	90	93	—
Trust custodial account fees	10,307	8,714	10,642
Escrow and exchange fees	672	768	696
Other income	425	1,561	5,959
Total noninterest income	$21,465	$19,975	$25,774

Noninterest Expense

Noninterest expense totaled $100.3 million for the first quarter of 2025, a decrease of $394,000 compared to the fourth quarter of 2024. The decrease was primarily due to a $4.2 million decrease in legal and professional services, driven by the prior quarter’s $3.5 million insurance claim receivable reversal, partially offset by a $2.4 million increase in compensation and benefits, primarily related to higher payroll taxes and employee benefits.

Noninterest expense for the first quarter of 2025 decreased by $2.3 million compared to the first quarter of 2024. The decrease was primarily due to a $1.3 million decrease in compensation and benefits and a $1.1 million decrease in premises and occupancy.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Noninterest expense
Compensation and benefits	$52,812	$50,387	$54,130
Premises and occupancy	9,716	10,194	10,807
Data processing	7,976	7,754	7,511
Other real estate owned operations, net	—	(3)	46
FDIC insurance premiums	1,996	1,950	2,629
Legal and professional services	4,861	9,041	4,143
Marketing expense	936	931	1,558
Office expense	1,099	1,128	1,093
Loan expense	781	556	770
Deposit expense	12,896	11,689	12,665
Amortization of intangible assets	2,566	2,730	2,836
Other expense	4,653	4,329	4,445
Total noninterest expense	$100,292	$100,686	$102,633

Income Tax

For the first quarter of 2025, income tax expense totaled $12.2 million, resulting in an effective tax rate of 25.4%, compared with income tax expense of $10.7 million and an effective tax rate of 24.1% for the fourth quarter of 2024, and income tax expense of $17.4 million and an effective tax rate of 27.0% for the first quarter of 2024.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $12.02 billion at March 31, 2025, a decrease of $16.8 million, or 0.1% from December 31, 2024, and a decrease of $989.1 million, or 7.6%, from March 31, 2024. The decrease from December 31, 2024 was primarily due to lower loan purchases, and a decrease in credit line draws, partially offset by slower prepayments and maturities and higher new loan production and fundings.

New origination activity during the first quarter of 2025 increased slightly compared to the fourth quarter of 2024, and increased compared to the first quarter of 2024. New loan commitments totaled $319.3 million, and new loan fundings totaled $207.3 million, compared to $316.0 million in loan commitments and $193.8 million in new loan fundings for the fourth quarter of 2024, and $45.6 million in loan commitments and $14.0 million in new loan fundings for the first quarter of 2024.

At March 31, 2025, the total loan-to-deposit ratio was 82.0%, compared to 83.3% and 85.7% at December 31, 2024 and March 31, 2024, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Beginning gross loan balance before basis adjustment	$12,058,498	$12,051,250	$13,318,571
New commitments	319,308	316,047	45,563
Unfunded new commitments	(112,006)	(122,224)	(31,531)
Net new fundings	207,302	193,823	14,032
Purchased loans	238,649	517,578	—
Amortization/maturities/payoffs	(448,759)	(709,073)	(358,863)
Net draws on existing lines of credit	(16,193)	16,033	109,860
Loan sales	(3,050)	(7,025)	(32,676)
Charge-offs	(468)	(4,088)	(6,529)
Net decrease	(22,519)	7,248	(274,176)
Ending gross loan balance before basis adjustment	$12,035,979	$12,058,498	$13,044,395
Basis adjustment associated with fair value hedge (1)	(13,001)	(16,442)	(32,324)
Ending gross loan balance	$12,022,978	$12,042,056	$13,012,071
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Investor loans secured by real estate
Commercial real estate (“CRE”) non-owner-occupied	$2,111,115	$2,131,112	$2,309,252
Multifamily	5,307,484	5,326,009	5,558,966
Construction and land	302,730	379,143	486,734
SBA secured by real estate (1)	27,571	28,777	35,206
Total investor loans secured by real estate	7,748,900	7,865,041	8,390,158
Business loans secured by real estate (2)
CRE owner-occupied	1,962,531	1,995,144	2,149,362
Franchise real estate secured	238,870	255,694	294,938
SBA secured by real estate (3)	42,227	43,978	48,426
Total business loans secured by real estate	2,243,628	2,294,816	2,492,726
Commercial loans (4)
Commercial and industrial (“C&I”)	1,609,225	1,486,340	1,774,487
Franchise non-real estate secured	194,454	213,357	301,895
SBA non-real estate secured	7,546	8,086	10,946
Total commercial loans	1,811,225	1,707,783	2,087,328
Retail loans
Single family residential (5)	230,262	186,739	72,353
Consumer	1,964	1,804	1,830
Total retail loans	232,226	188,543	74,183
Loans held for investment before basis adjustment (6)	12,035,979	12,056,183	13,044,395
Basis adjustment associated with fair value hedge (7)	(13,001)	(16,442)	(32,324)
Loans held for investment	12,022,978	12,039,741	13,012,071
Allowance for credit losses for loans held for investment	(174,967)	(178,186)	(192,340)
Loans held for investment, net	$11,848,011	$11,861,555	$12,819,731

Total unfunded loan commitments	$1,453,174	$1,532,623	$1,459,515
Loans held for sale, at lower of cost or fair value	$—	$2,315	$—
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unamortized net purchase premiums of $11.6 million, $9.1 million, and $3.8 million, net deferred origination costs of $850,000, $1.1 million, and $797,000, and unaccreted fair value net purchase discounts of $31.3 million, $33.2 million, and $41.2 million as of March 31, 2025, December 31, 2024, and March 31, 2024, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts and impact from interest rate swaps designated as fair value hedges, at March 31, 2025 increased two basis points to 4.80%, compared to 4.78% at December 31, 2024, and 4.91% at March 31, 2024. The quarter-over-quarter increase was primarily attributable to higher-yielding new loan fundings and loan purchases, which exceeded the rates of loan prepayments and payoffs. Conversely, the year-over-year decrease was primarily due to changes in loan portfolio composition and the repricing of variable-rate loans in response to decreases in benchmark interest rates in the fourth quarter of 2024, as well as customers paying down and paying off higher-rate loans.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Investor loans secured by real estate
CRE non-owner-occupied	$45,346	$12,942	$850
Multifamily	105,375	105,032	480
Construction and land	49,230	54,292	—
Total investor loans secured by real estate	199,951	172,266	1,330
Business loans secured by real estate (1)
CRE owner-occupied	30,235	27,949	6,745
Franchise real estate secured	3,185	1,300	—
SBA secured by real estate (2)	3,260	1,945	—
Total business loans secured by real estate	36,680	31,194	6,745
Commercial loans (2)
Commercial and industrial	72,451	97,363	32,477
Franchise non-real estate secured	1,406	1,200	—
SBA non-real estate secured	—	2,649	—
Total commercial loans	73,857	101,212	32,477
Retail loans
Single family residential (3)	8,113	10,143	4,936
Consumer	707	1,232	75
Total retail loans	8,820	11,375	5,011
Total loan commitments	$319,308	$316,047	$45,563
______________________________
(1) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(2) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(3) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments was 6.95% in the first quarter of 2025, compared to 6.92% in the fourth quarter of 2024, and 8.62% in the first quarter of 2024.

Allowance for Credit Losses

At March 31, 2025, our allowance for credit losses (“ACL”) on loans held for investment was $175.0 million, a decrease of $3.2 million from December 31, 2024 and a decrease of $17.4 million from March 31, 2024. The decreases in the ACL from December 31, 2024 and March 31, 2024 primarily reflects the relative changes in the size and composition of our loan portfolio and updates to the economic forecasts.

During the first quarter of 2025, the Company had $343,000 of net recoveries, compared to $1.4 million of net charge-offs during the fourth quarter of 2024, and $6.4 million of net charge-offs during the first quarter of 2024.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended March 31, 2025
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$26,408	$—	$—	$458	$26,866
Multifamily	53,305	—	—	(1,930)	51,375
Construction and land	5,230	—	—	(1,453)	3,777
SBA secured by real estate (1)	1,722	—	30	(74)	1,678
Business loans secured by real estate (2)
CRE owner-occupied	31,794	—	—	(1,273)	30,521
Franchise real estate secured	5,836	—	—	(1,173)	4,663
SBA secured by real estate (3)	3,831	—	—	33	3,864
Commercial loans (4)
Commercial and industrial	37,603	(458)	775	3,982	41,902
Franchise non-real estate secured	10,794	—	—	(2,717)	8,077
SBA non-real estate secured	359	—	6	96	461
Retail loans
Single family residential (5)	1,193	—	—	487	1,680
Consumer loans	111	(10)	—	2	103
Totals	$178,186	$(468)	$811	$(3,562)	$174,967
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of ACL to loans held for investment at March 31, 2025 decreased to 1.46%, compared to 1.48% at December 31, 2024 and 1.48% at March 31, 2024. The fair value net discount on loans acquired through bank acquisitions was $31.3 million, or 0.26% of total loans held for investment, as of March 31, 2025, compared to $33.2 million, or 0.28% of total loans held for investment, as of December 31, 2024, and $41.2 million, or 0.32% of total loans held for investment, as of March 31, 2024.

Asset Quality

Nonperforming assets totaled $27.7 million, or 0.15% of total assets, at March 31, 2025, compared to $28.9 million, or 0.16% of total assets, at December 31, 2024, and $64.1 million, or 0.34% of total assets, at March 31, 2024. Loan delinquencies were $2.1 million, or 0.02% of loans held for investment, at March 31, 2025, compared to $2.6 million, or 0.02% of loans held for investment, at December 31, 2024, and $12.2 million, or 0.09% of loans held for investment, at March 31, 2024.

Classified loans totaled $89.2 million, or 0.74% of loans held for investment, at March 31, 2025, compared to $106.2 million, or 0.88% of loans held for investment, at December 31, 2024, and $204.7 million, or 1.57% of loans held for investment, at March 31, 2024.

The following table presents the asset quality metrics of the loan portfolio as of the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Asset quality
Nonaccrual loans - held for investment	$27,693	$28,031	$63,806
Nonaccrual loans - held for sale	—	825	—
Other real estate owned	—	—	248
Nonperforming assets	$27,693	$28,856	$64,054

Total classified assets (1)	$89,185	$107,074	$204,937
Allowance for credit losses	174,967	178,186	192,340
Allowance for credit losses as a percent of total nonperforming loans	632%	636%	301%
Nonperforming loans as a percent of loans held for investment	0.23	0.23	0.49
Nonperforming assets as a percent of total assets	0.15	0.16	0.34
Classified loans to total loans held for investment	0.74	0.88	1.57
Classified assets to total assets	0.49	0.60	1.09
Net loan (recoveries) charge-offs for the quarter ended	$(343)	$1,430	$6,419
Net loan (recoveries) charge-offs for the quarter to average total loans	—%	0.01%	0.05%
Allowance for credit losses to loans held for investment (2)	1.46	1.48	1.48
Delinquent loans (3)
30 - 59 days	$300	$1,009	$1,983
60 - 89 days	352	349	974
90+ days	1,440	1,261	9,221
Total delinquency	$2,092	$2,619	$12,178
Delinquency as a percentage of loans held for investment	0.02%	0.02%	0.09%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At March 31, 2025, 21% of loans held for investment include a fair value net discount of $31.3 million, or 0.26% of loans held for investment. At December 31, 2024, 22% of loans held for investment include a fair value net discount of $33.2 million, or 0.28% of loans held for investment. At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan’s past due status.

Investment Securities

At March 31, 2025, available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities were $1.76 billion and $1.70 billion, respectively, compared to $1.68 billion and $1.71 billion, respectively, at December 31, 2024, and $1.15 billion and $1.72 billion, respectively, at March 31, 2024.

In total, investment securities were $3.46 billion at March 31, 2025, an increase of $63.4 million from December 31, 2024, and an increase of $584.0 million from March 31, 2024. The increase in the first quarter of 2025 compared to the prior quarter was primarily due to purchases of $220.9 million in shorter-term AFS U.S. Treasury securities and an improvement of $7.4 million in AFS investment securities mark-to-market unrealized loss, partially offset by principal payments, amortization and accretion, and redemptions totaling $164.9 million.

The increase in investment securities from March 31, 2024 was the result of $1.48 billion in purchases of AFS and HTM investment securities and an improvement of $24.3 million in AFS securities mark-to-market unrealized loss, partially offset by principal payments, amortization and accretion, and redemptions totaling $922.2 million.

Deposits

At March 31, 2025, total deposits were $14.67 billion, an increase of $202.5 million, or 1.4%, from December 31, 2024, and a decrease of $521.6 million, or 3.4%, from March 31, 2024. The increase from the prior quarter was primarily driven by increases of $210.1 million in noninterest-bearing checking and $76.3 million in money market and savings, partially offset by decreases of $44.6 million in retail certificates of deposit and $39.4 million in interest-bearing checking.

The decrease from March 31, 2024 was attributable to decreases of $271.9 million in brokered certificates of deposit, $170.5 million in noninterest-bearing checking, $123.4 million in money market and savings, and $29.6 million in retail certificates of deposit, partially offset by an increase of $73.8 million in interest-bearing checking.

At March 31, 2025, non-maturity deposits(1) totaled $12.60 billion, or 85.9% of total deposits, an increase of $247.0 million, or 2.0%, from December 31, 2024, and a decrease of $220.1 million, or 1.7%, from March 31, 2024.

At March 31, 2025, maturity deposits totaled $2.07 billion, a decrease of $44.5 million, or 2.1%, from December 31, 2024, and a decrease of $301.5 million, or 12.7%, from March 31, 2024.

The weighted average cost of total deposits for the first quarter of 2025 was 1.65%, compared to 1.79% for the fourth quarter of 2024, and 1.59% for the first quarter of 2024. The weighted average cost of non-maturity deposits(1) for the first quarter of 2025 was 1.20%, compared to 1.28% for the fourth quarter of 2024, and 1.06% for the first quarter of 2024.

At March 31, 2025, the end-of-period weighted average rate of total deposits was 1.61%, compared to 1.72% at December 31, 2024, and 1.66% at March 31, 2024. At March 31, 2025, the end-of-period weighted average rate of non-maturity deposits was 1.19%, compared to 1.24% at December 31, 2024, and 1.12% at March 31, 2024.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The following table presents the composition of deposits as of the dates indicated.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Deposit accounts
Noninterest-bearing checking	$4,827,093	$4,617,013	$4,997,636
Interest-bearing:
Checking	2,859,411	2,898,810	2,785,626
Money market/savings	4,914,248	4,837,929	5,037,636
Total non-maturity deposits (1)	12,600,752	12,353,752	12,820,898
Retail certificates of deposit	1,765,235	1,809,818	1,794,813
Wholesale/brokered certificates of deposit	300,245	300,132	572,117
Total maturity deposits	2,065,480	2,109,950	2,366,930
Total deposits	$14,666,232	$14,463,702	$15,187,828

Cost of deposits	1.65%	1.79%	1.59%
Cost of non-maturity deposits (1)	1.20	1.28	1.06
Noninterest-bearing deposits as a percent of total deposits	32.9	31.9	32.9
Non-maturity deposits (1) as a percent of total deposits	85.9	85.4	84.4
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Borrowings

At March 31, 2025, total borrowings amounted to $272.6 million, an increase of $130,000 from December 31, 2024, and a decrease of $259.4 million from March 31, 2024. Total borrowings at March 31, 2025 were comprised of $272.6 million of subordinated debt. The slight increase in borrowings at March 31, 2025 as compared to December 31, 2024 was due to the amortization of debt issuance costs. The decrease in borrowings at March 31, 2025 as compared to March 31, 2024 was due to a decrease of $200.0 million in FHLB term advances and the maturity of $60.0 million in subordinated debentures.

As of March 31, 2025, our unused borrowing capacity was $9.20 billion, which consists of available lines of credit with FHLB and other correspondent banks, as well as access through the Federal Reserve Bank’s discount window, none of which were utilized during the first quarter of 2025.

Capital Ratios

At March 31, 2025, our common stockholders’ equity was $2.97 billion, or 16.41% of total assets, compared with $2.96 billion, or 16.51%, at December 31, 2024, and $2.90 billion, or 15.43%, at March 31, 2024. At March 31, 2025, the ratio of tangible common equity to tangible assets(1) decreased 5 basis points and increased 90 basis points to 11.87%, compared with 11.92% at December 31, 2024, and 10.97% at March 31, 2024, respectively. Tangible book value per share(1) increased $0.01 and $0.65 to $20.98, compared with $20.97 at December 31, 2024, and $20.33 at March 31, 2024, respectively.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Effective January 1, 2025, the full effect of current expected credit losses (“CECL”) on regulatory capital over the five-year transition period fully phased in. At March 31, 2025, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5%, and 10.5%, respectively, and the Bank qualified as “well capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	March 31,	December 31,	March 31,
Capital ratios	2025	2024	2024
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	12.30%	12.31%	11.48%
Common equity tier 1 capital ratio	16.99	17.05	15.02
Tier 1 capital ratio	16.99	17.05	15.02
Total capital ratio	20.23	20.28	18.23
Tangible common equity ratio (1)	11.87	11.92	10.97

Pacific Premier Bank
Tier 1 leverage ratio	13.62%	13.41%	12.97%
Common equity tier 1 capital ratio	18.81	18.57	16.96
Tier 1 capital ratio	18.81	18.57	16.96
Total capital ratio	20.07	19.82	18.21

Share data
Book value per share	$30.57	$30.65	$30.09
Tangible book value per share (1)	20.98	20.97	20.33
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	21.32	24.92	24.00
Shares issued and outstanding	97,069,001	96,441,667	96,459,966
Market capitalization (2)(3)	$2,069,511	$2,403,326	$2,315,039
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On April 22, 2025, the Company’s Board of Directors declared a $0.33 per share dividend, payable on May 12, 2025 to stockholders of record as of May 5, 2025. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the first quarter of 2025, the Company did not repurchase any shares of common stock.

Conference Call and Webcast

As a result of today’s announcement that Pacific Premier has entered into a merger agreement with Columbia Banking System, Inc. (“Columbia”), Pacific Premier has cancelled the previously announced conference call scheduled for 9:00 a.m. PT on Thursday, April 24, 2025.

Columbia and Pacific Premier will hold a joint conference call to discuss the definitive merger agreement on April 23, 2025 at 3:00 p.m. PT (6:00 p.m. ET).

Participants may join the webcast or register for the call using the link below to receive dial-in details and their own unique PINs. It is recommended you join 10 minutes prior to the start time.

Join the webcast: https://edge.media-server.com/mmc/p/ruitqcd6/

Register for the call: https://register-conf.media-server.com/register/BIf5345fce534d4cddaaa08c0ab8dc548b

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, National Association, a nationally chartered commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $18 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has over $18 billion of assets under custody and close to 31,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, liquidity, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States (“U.S.”) economy in general and the strength of the local economies in which we conduct operations; adverse developments in the banking industry and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the

Federal Reserve System; interest rate, liquidity, economic, market, credit, operational, and inflation risks associated with our business, including the speed and predictability of changes in these risks; our ability to attract and retain deposits and access to other sources of liquidity, particularly in a rising or high interest rate environment, and the quality and composition of our deposits; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the labor market, ineffective management of the U.S. Federal budget or debt, fluctuations in the real estate market, or turbulence or uncertainty in domestic or foreign financial markets; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; possible impairment charges to goodwill, including any impairment that may result from increased volatility in our stock price; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; compliance risks, including any increased costs of monitoring, testing, and maintaining compliance with complex laws and regulations; the effectiveness of our risk management framework and quantitative models; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible credit-related impairments of securities held by us; changes in the level of our nonperforming assets and charge-offs; the impact of governmental efforts to restructure or adjust the U.S. financial regulatory system; the impact of recent or future changes in the FDIC insurance assessment rate or the rules and regulations related to the calculation of the FDIC insurance assessment amount, including any special assessments; changes in consumer spending, borrowing, and savings habits; the effects of concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine and conflict in the Middle East, all of which could impact business and economic conditions in the United States and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors and/or broader economic conditions and financial market; public health crises and pandemics and their effects on the economic and business environments in which we operate, including on our credit quality and business operations, as well as the impact on general economic and financial market conditions; cybersecurity threats and the cost of defending against them; climate change, including the enhanced regulatory, compliance, credit, and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2024 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President and Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
ASSETS
Cash and cash equivalents	$768,194	$609,330	$982,249	$899,817	$1,028,818
Interest-bearing time deposits with financial institutions	1,253	1,246	1,246	996	995
Investment securities held-to-maturity, at amortized cost, net of allowance for credit losses	1,700,117	1,711,804	1,713,575	1,710,141	1,720,481
Investment securities available-for-sale, at fair value	1,758,340	1,683,215	1,316,546	1,320,050	1,154,021
FHLB, FRB, and other stock	97,729	97,539	97,336	97,037	97,063
Loans held for sale, at lower of amortized cost or fair value	—	2,315	—	140	—
Loans held for investment	12,022,978	12,039,741	12,035,097	12,489,951	13,012,071
Allowance for credit losses	(174,967)	(178,186)	(181,248)	(183,803)	(192,340)
Loans held for investment, net	11,848,011	11,861,555	11,853,849	12,306,148	12,819,731
Accrued interest receivable	69,210	67,953	64,803	69,629	67,642
Other real estate owned	—	—	—	—	248
Premises and equipment, net	46,765	48,580	49,807	52,137	54,789
Deferred income taxes, net	94,083	100,295	104,564	108,607	111,390
Bank owned life insurance	487,180	484,952	481,309	477,694	474,404
Intangible assets	29,628	32,194	34,924	37,686	40,449
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	283,761	301,295	308,123	350,931	341,838
Total assets	$18,085,583	$17,903,585	$17,909,643	$18,332,325	$18,813,181
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$4,827,093	$4,617,013	$4,639,077	$4,616,124	$4,997,636
Interest-bearing:
Checking	2,859,411	2,898,810	2,763,353	2,776,212	2,785,626
Money market/savings	4,914,248	4,837,929	4,805,516	4,844,585	5,037,636
Retail certificates of deposit	1,765,235	1,809,818	1,972,962	1,906,552	1,794,813
Wholesale/brokered certificates of deposit	300,245	300,132	300,019	484,181	572,117
Total interest-bearing	9,839,139	9,846,689	9,841,850	10,011,530	10,190,192
Total deposits	14,666,232	14,463,702	14,480,927	14,627,654	15,187,828
FHLB advances and other borrowings	—	—	—	200,000	200,000
Subordinated debentures	272,579	272,449	272,320	332,160	332,001
Accrued expenses and other liabilities	179,683	211,691	212,459	248,747	190,551
Total liabilities	15,118,494	14,947,842	14,965,706	15,408,561	15,910,380
STOCKHOLDERS’ EQUITY
Common stock	946	942	942	941	941
Additional paid-in capital	2,394,834	2,395,339	2,389,767	2,383,615	2,378,171
Retained earnings	639,321	635,268	633,350	629,341	619,405
Accumulated other comprehensive loss	(68,012)	(75,806)	(80,122)	(90,133)	(95,716)
Total stockholders’ equity	2,967,089	2,955,743	2,943,937	2,923,764	2,902,801
Total liabilities and stockholders’ equity	$18,085,583	$17,903,585	$17,909,643	$18,332,325	$18,813,181

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024
INTEREST INCOME
Loans	$148,530	$151,275	$172,975
Investment securities and other interest-earning assets	38,805	44,182	40,456
Total interest income	187,335	195,457	213,431
INTEREST EXPENSE
Deposits	59,573	66,355	59,506
FHLB advances and other borrowings	2	5	4,237
Subordinated debentures	4,393	4,565	4,561
Total interest expense	63,968	70,925	68,304
Net interest income before provision for credit losses	123,367	124,532	145,127
Provision for credit losses	(3,718)	(814)	3,852
Net interest income after provision for credit losses	127,085	125,346	141,275
NONINTEREST INCOME
Loan servicing income	447	520	529
Service charges on deposit accounts	2,629	2,766	2,688
Other service fee income	289	285	336
Debit card interchange fee income	834	886	765
Earnings on bank owned life insurance	5,772	4,382	4,159
Net gain from sales of loans	90	93	—
Trust custodial account fees	10,307	8,714	10,642
Escrow and exchange fees	672	768	696
Other income	425	1,561	5,959
Total noninterest income	21,465	19,975	25,774
NONINTEREST EXPENSE
Compensation and benefits	52,812	50,387	54,130
Premises and occupancy	9,716	10,194	10,807
Data processing	7,976	7,754	7,511
Other real estate owned operations, net	—	(3)	46
FDIC insurance premiums	1,996	1,950	2,629
Legal and professional services	4,861	9,041	4,143
Marketing expense	936	931	1,558
Office expense	1,099	1,128	1,093
Loan expense	781	556	770
Deposit expense	12,896	11,689	12,665
Amortization of intangible assets	2,566	2,730	2,836
Other expense	4,653	4,329	4,445
Total noninterest expense	100,292	100,686	102,633
Net income before income taxes	48,258	44,635	64,416
Income tax expense	12,237	10,742	17,391
Net income	$36,021	$33,893	$47,025
EARNINGS PER SHARE
Basic	$0.37	$0.35	$0.49
Diluted	$0.37	$0.35	$0.49
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	94,764,879	94,686,916	94,350,259
Diluted	94,820,132	94,801,772	94,477,355

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$882,266	$8,279	3.81%	$1,128,587	$12,000	4.23%	$1,140,909	$13,638	4.81%
Investment securities	3,483,680	30,526	3.51	3,524,467	32,182	3.65	2,948,170	26,818	3.64
Loans receivable, net (1)(2)	11,981,726	148,530	5.03	11,738,332	151,275	5.13	13,149,038	172,975	5.29
Total interest-earning assets	16,347,672	187,335	4.65	16,391,386	195,457	4.74	17,238,117	213,431	4.98
Noninterest-earning assets	1,739,316			1,764,352			1,796,279
Total assets	$18,086,988			$18,155,738			$19,034,396
Liabilities and equity
Interest-bearing deposits:
Interest checking	$2,880,017	$10,669	1.50%	$2,878,840	$11,776	1.63%	$2,838,332	$9,903	1.40%
Money market	4,705,209	26,358	2.27	4,623,754	28,169	2.42	4,636,141	23,632	2.05
Savings	258,789	245	0.38	258,717	254	0.39	287,735	227	0.32
Retail certificates of deposit	1,780,043	18,512	4.22	1,916,788	22,287	4.63	1,727,728	19,075	4.44
Wholesale/brokered certificates of deposit	300,424	3,789	5.11	300,065	3,869	5.13	568,872	6,669	4.72
Total interest-bearing deposits	9,924,482	59,573	2.43	9,978,164	66,355	2.65	10,058,808	59,506	2.38
FHLB advances and other borrowings	211	2	3.84	359	5	5.54	518,879	4,237	3.28
Subordinated debentures	272,528	4,393	6.45	272,391	4,565	6.62	331,932	4,561	5.50
Total borrowings	272,739	4,395	6.44	272,750	4,570	6.62	850,811	8,798	4.15
Total interest-bearing liabilities	10,197,221	63,968	2.54	10,250,914	70,925	2.75	10,909,619	68,304	2.52
Noninterest-bearing deposits	4,710,940			4,730,142			4,996,939
Other liabilities	221,981			232,560			231,889
Total liabilities	15,130,142			15,213,616			16,138,447
Stockholders’ equity	2,956,846			2,942,122			2,895,949
Total liabilities and equity	$18,086,988			$18,155,738			$19,034,396
Net interest income		$123,367			$124,532			$145,127
Net interest margin (3)			3.06%			3.02%			3.39%
Cost of deposits (4)			1.65			1.79			1.59
Cost of funds (5)			1.74			1.88			1.73
Cost of non-maturity deposits (6)			1.20			1.28			1.06
Ratio of interest-earning assets to interest-bearing liabilities			160.31			159.90			158.01
______________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes fair value net discount accretion of $1.9 million, $2.7 million, and $2.1 million for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Investor loans secured by real estate
CRE non-owner-occupied	$2,111,115	$2,131,112	$2,202,268	$2,245,474	$2,309,252
Multifamily	5,307,484	5,326,009	5,388,847	5,473,606	5,558,966
Construction and land	302,730	379,143	445,146	453,799	486,734
SBA secured by real estate (1)	27,571	28,777	32,228	33,245	35,206
Total investor loans secured by real estate	7,748,900	7,865,041	8,068,489	8,206,124	8,390,158
Business loans secured by real estate (2)
CRE owner-occupied	1,962,531	1,995,144	2,038,583	2,096,485	2,149,362
Franchise real estate secured	238,870	255,694	264,696	274,645	294,938
SBA secured by real estate (3)	42,227	43,978	43,943	46,543	48,426
Total business loans secured by real estate	2,243,628	2,294,816	2,347,222	2,417,673	2,492,726
Commercial loans (4)
Commercial and industrial	1,609,225	1,486,340	1,316,517	1,554,735	1,774,487
Franchise non-real estate secured	194,454	213,357	237,702	257,516	301,895
SBA non-real estate secured	7,546	8,086	8,407	10,346	10,946
Total commercial loans	1,811,225	1,707,783	1,562,626	1,822,597	2,087,328
Retail loans
Single family residential (5)	230,262	186,739	71,552	70,380	72,353
Consumer	1,964	1,804	1,361	1,378	1,830
Total retail loans	232,226	188,543	72,913	71,758	74,183
Loans held for investment before basis adjustment (6)	12,035,979	12,056,183	12,051,250	12,518,152	13,044,395
Basis adjustment associated with fair value hedge (7)	(13,001)	(16,442)	(16,153)	(28,201)	(32,324)
Loans held for investment	12,022,978	12,039,741	12,035,097	12,489,951	13,012,071
Allowance for credit losses for loans held for investment	(174,967)	(178,186)	(181,248)	(183,803)	(192,340)
Loans held for investment, net	$11,848,011	$11,861,555	$11,853,849	$12,306,148	$12,819,731

Loans held for sale, at lower of cost or fair value	$—	$2,315	$—	$140	$—
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unamortized net purchase premiums of $11.6 million, $9.1 million, $3.7 million, $3.8 million, and $3.8 million, net deferred origination costs of $850,000, $1.1 million, $1.5 million, $1.4 million, and $797,000, and unaccreted fair value net purchase discounts of $31.3 million, $33.2 million, $35.9 million, $38.6 million, and $41.2 million as of March 31, 2025, December 31, 2024, September 30, 2024, June 30, 2024, and March 31, 2024, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Asset quality
Nonaccrual loans - held for investment	$27,693	$28,031	$39,084	$52,119	$63,806
Nonaccrual loans - held for sale	—	825	—	—	—
Other real estate owned	—	—	—	—	248
Nonperforming assets	$27,693	$28,856	$39,084	$52,119	$64,054

Total classified assets (1)	$89,185	$107,074	$120,484	$183,833	$204,937
Allowance for credit losses	174,967	178,186	181,248	183,803	192,340
Allowance for credit losses as a percent of total nonperforming loans	632%	636%	464%	353%	301%
Nonperforming loans as a percent of loans held for investment	0.23	0.23	0.32	0.42	0.49
Nonperforming assets as a percent of total assets	0.15	0.16	0.22	0.28	0.34
Classified loans to total loans held for investment	0.74	0.88	1.00	1.47	1.57
Classified assets to total assets	0.49	0.60	0.67	1.00	1.09
Net loan (recoveries) charge-offs for the quarter ended	$(343)	$1,430	$2,306	$10,293	$6,419
Net loan (recoveries) charge-offs for the quarter to average total loans	—%	0.01%	0.02%	0.08%	0.05%
Allowance for credit losses to loans held for investment (2)	1.46	1.48	1.51	1.47	1.48
Delinquent loans (3)
30 - 59 days	$300	$1,009	$2,008	$4,985	$1,983
60 - 89 days	352	349	715	3,289	974
90+ days	1,440	1,261	7,143	9,649	9,221
Total delinquency	$2,092	$2,619	$9,866	$17,923	$12,178
Delinquency as a percent of loans held for investment	0.02%	0.02%	0.08%	0.14%	0.09%
______________________________
(1) Includes substandard and doubtful loans, and other real estate owned.
(2) At March 31, 2025, 21% of loans held for investment include a fair value net discount of $31.3 million, or 0.26% of loans held for investment. At December 31, 2024, 22% of loans held for investment include a fair value net discount of $33.2 million, or 0.28% of loans held for investment. At September 30, 2024, 24% of loans held for investment include a fair value net discount of $35.9 million, or 0.30% of loans held for investment. At June 30, 2024, 25% of loans held for investment include a fair value net discount of $38.6 million, or 0.31% of loans held for investment. At March 31, 2024, 25% of loans held for investment include a fair value net discount of $41.2 million, or 0.32% of loans held for investment.
(3) Nonaccrual loans are included in this aging analysis based on the loan’s past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
March 31, 2025
Investor loans secured by real estate
CRE non-owner-occupied	$15,117	$—	$—	$—	$15,117	$15,117
SBA secured by real estate (2)	394	—	—	—	394	394
Total investor loans secured by real estate	15,511	—	—	—	15,511	15,511
Commercial loans (3)
Commercial and industrial	1,241	484	10,742	—	11,983	11,083
SBA not secured by real estate	65	—	—	—	65	65
Total commercial loans	1,306	484	10,742	—	12,048	11,148
Retail loans
Single family residential (4)	134	—	—	—	134	134
Total retail loans	134	—	—	—	134	134
Totals nonaccrual loans	$16,951	$484	$10,742	$—	$27,693	$26,793
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(4) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due (7)
(Dollars in thousands)	Current	30-59	60-89	90+	Total
March 31, 2025
Investor loans secured by real estate
CRE non-owner-occupied	$2,111,115	$—	$—	$—	$2,111,115
Multifamily	5,307,484	—	—	—	5,307,484
Construction and land	302,730	—	—	—	302,730
SBA secured by real estate (1)	27,571	—	—	—	27,571
Total investor loans secured by real estate	7,748,900	—	—	—	7,748,900
Business loans secured by real estate (2)
CRE owner-occupied	1,962,531	—	—	—	1,962,531
Franchise real estate secured	238,870	—	—	—	238,870
SBA secured by real estate (3)	42,227	—	—	—	42,227
Total business loans secured by real estate	2,243,628	—	—	—	2,243,628
Commercial loans (4)
Commercial and industrial	1,607,618	36	330	1,241	1,609,225
Franchise non-real estate secured	194,432	—	22	—	194,454
SBA not secured by real estate	7,481	—	—	65	7,546
Total commercial loans	1,809,531	36	352	1,306	1,811,225
Retail loans
Single family residential (5)	229,864	264	—	134	230,262
Consumer loans	1,964	—	—	—	1,964
Total retail loans	231,828	264	—	134	232,226
Loans held for investment before basis adjustment (6)	$12,033,887	$300	$352	$1,440	$12,035,979
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $13.0 million to the carrying amount of certain loans included in fair value hedging relationships.
(7) Nonaccrual loans are included in this aging analysis based on the loan’s past due status.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Doubtful	Total Gross Loans
March 31, 2025
Investor loans secured by real estate
CRE non-owner-occupied	$2,077,307	$6,886	$26,922	$—	$2,111,115
Multifamily	5,293,220	14,264	—	—	5,307,484
Construction and land	287,371	15,359	—	—	302,730
SBA secured by real estate (1)	23,238	—	4,333	—	27,571
Total investor loans secured by real estate	7,681,136	36,509	31,255	—	7,748,900
Business loans secured by real estate (2)
CRE owner-occupied	1,853,064	77,638	31,829	—	1,962,531
Franchise real estate secured	224,346	12,988	1,536	—	238,870
SBA secured by real estate (3)	38,285	—	3,942	—	42,227
Total business loans secured by real estate	2,115,695	90,626	37,307	—	2,243,628
Commercial loans (4)
Commercial and industrial	1,581,245	10,251	14,844	2,885	1,609,225
Franchise non-real estate secured	192,660	184	1,610	—	194,454
SBA not secured by real estate	6,396	—	1,150	—	7,546
Total commercial loans	1,780,301	10,435	17,604	2,885	1,811,225
Retail loans
Single family residential (5)	230,128	—	134	—	230,262
Consumer loans	1,964	—	—	—	1,964
Total retail loans	232,092	—	134	—	232,226
Loans held for investment before basis adjustment (6)	$11,809,224	$137,570	$86,300	$2,885	$12,035,979
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $13.0 million to the carrying amount of certain loans included in fair value hedging relationships.

GAAP TO NON-GAAP RECONCILIATIONS

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average assets excluding the FDIC special assessment is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding the FDIC special assessment and the related tax impact from net income. Management believes that the exclusion of such nonrecurring items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison of financial performance.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Net income	$36,021	$33,893	$47,025
Add: FDIC special assessment	25	(33)	523
Less: tax adjustment (1)	7	(9)	148
Adjusted net income for average assets	$36,039	$33,869	$47,400

Average assets	$18,086,988	$18,155,738	$19,034,396

ROAA (annualized)	0.80%	0.75%	0.99%
Adjusted ROAA (annualized)	0.80%	0.75%	1.00%
______________________________
(1) Adjusted by statutory tax rate

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders’ equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business. The adjusted net income, adjusted return on average equity, and adjusted return on average tangible common equity further exclude the nonrecurring items to provide a better comparison to the financial results of prior periods.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Net income	$36,021	$33,893	$47,025
Add: amortization of intangible assets expense	2,566	2,730	2,836
Less: tax adjustment (1)	723	769	801
Net income for average tangible common equity	37,864	35,854	49,060
Add: FDIC special assessment	25	(33)	523
Less: tax adjustment (1)	7	(9)	148
Adjusted net income for average tangible common equity	$37,882	$35,830	$49,435

Average stockholders’ equity	$2,956,846	$2,942,122	$2,895,949
Less: average intangible assets	31,168	33,813	42,134
Less: average goodwill	901,312	901,312	901,312
Adjusted average tangible common equity	$2,024,366	$2,006,997	$1,952,503

ROAE (annualized)	4.87%	4.61%	6.50%
Adjusted ROAE (annualized)	4.88%	4.60%	6.55%
ROATCE (annualized)	7.48%	7.15%	10.05%
Adjusted ROATCE (annualized)	7.49%	7.14%	10.13%
_____________________________________
(1) Adjusted by statutory tax rate.

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less amortization of intangible assets and other real estate owned operations, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income less net gain from debt extinguishment. The adjusted efficiency ratio further excludes the FDIC special assessment to provide a better comparison to the financial results of prior periods. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Total noninterest expense	$100,292	$100,686	$102,633
Less: amortization of intangible assets	2,566	2,730	2,836
Less: other real estate owned operations, net	—	(3)	46
Adjusted noninterest expense	97,726	97,959	99,751
Less: FDIC special assessment	25	(33)	523
Adjusted noninterest expense excluding FDIC special assessment	$97,701	$97,992	$99,228

Net interest income before provision for credit losses	$123,367	$124,532	$145,127
Add: total noninterest income	21,465	19,975	25,774
Less: net gain from debt extinguishment	—	—	5,067
Adjusted revenue	$144,832	$144,507	$165,834

Efficiency ratio	67.5%	67.8%	60.2%
Adjusted efficiency ratio excluding FDIC special assessment	67.5%	67.8%	59.8%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders’ equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders’ equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2024	2024
Total stockholders’ equity	$2,967,089	$2,955,743	$2,943,937	$2,923,764	$2,902,801
Less: intangible assets	930,940	933,506	936,236	938,998	941,761
Tangible common equity	$2,036,149	$2,022,237	$2,007,701	$1,984,766	$1,961,040

Total assets	$18,085,583	$17,903,585	$17,909,643	$18,332,325	$18,813,181
Less: intangible assets	930,940	933,506	936,236	938,998	941,761
Tangible assets	$17,154,643	$16,970,079	$16,973,407	$17,393,327	$17,871,420

Tangible common equity ratio	11.87%	11.92%	11.83%	11.41%	10.97%

Common shares issued and outstanding	97,069,001	96,441,667	96,462,767	96,434,047	96,459,966

Book value per share	$30.57	$30.65	$30.52	$30.32	$30.09
Less: intangible book value per share	9.59	9.68	9.71	9.74	9.76
Tangible book value per share	$20.98	$20.97	$20.81	$20.58	$20.33

Cost of non-maturity deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of non-maturity deposits is calculated as the ratio of non-maturity deposit interest expense to average non-maturity deposits. We calculate non-maturity deposit interest expense by excluding interest expense for all certificates of deposit from total deposit expense, and we calculate average non-maturity deposits by excluding all certificates of deposit from total deposits. Management believes cost of non-maturity deposits is a useful measure to assess the Company’s deposit base, including its potential volatility.

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024
Total deposits interest expense	$59,573	$66,355	$59,506
Less: certificates of deposit interest expense	18,512	22,287	19,075
Less: brokered certificates of deposit interest expense	3,789	3,869	6,669
Non-maturity deposit expense	$37,272	$40,199	$33,762

Total average deposits	$14,635,422	$14,708,306	$15,055,747
Less: average certificates of deposit	1,780,043	1,916,788	1,727,728
Less: average brokered certificates of deposit	300,424	300,065	568,872
Average non-maturity deposits	$12,554,955	$12,491,453	$12,759,147

Cost of non-maturity deposits	1.20%	1.28%	1.06%